Exhibit 10.35

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of February 19, 2016, between US LBM Holdings, LLC, a Delaware limited liability company (the “Company”), and Michelle Pollock (the “Executive”).

WHEREAS, as a condition of her employment or continued employment with the Company, the Executive is required to enter into this Agreement, and to grant the covenants contained herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Employment.

The Company shall employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on March 1, 2016 and ending as provided in Section 5 hereof (the “Employment Period”).

2.             Position and Duties.

(a)           During the Employment Period, Executive shall serve as Senior Vice President and General Counsel of the Company, subject to the power and authority of the board of managers or manager, as the case may be, of the Company (the “Board”) to expand or limit the duties, responsibilities, functions and authority, and to overrule actions, of Executive.  During the Employment Period, Executive shall report to the Chief Executive Officer of the Company or such other person as designated by the Board from time to time.

(b)           During the Employment Period, Executive shall, unless otherwise provided herein, devote Executive’s entire working time, attention, energies, efforts and skills to the business and affairs of the Company and its Subsidiaries consistent with past practice and shall not, directly or indirectly, engage in any other business activity, whether or not for profit, gain or other pecuniary advantages, without the express written permission of the Board.  Executive shall perform Executive’s duties, responsibilities and functions to the Company to the best of Executive’s abilities in a diligent, conscientious, trustworthy, professional and efficient manner and shall comply with the Company’s policies and procedures.  In performing Executive’s duties and exercising Executive’s authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Company or Board, shall support and cooperate with the Company’s efforts to expand its business and operate profitably and in conformity with the business and strategic plans approved by the Company or Board.

Notwithstanding anything contained in this provision, the Executive will be permitted to participate in activities on behalf of civic or charitable organizations; provided that such involvement does not interfere with Executive’s performance under this Agreement.

3.             Compensation and Benefits.

(a)           During the Employment Period, the Executive’s base salary shall be $250,000 per annum (the “Base Salary”), which Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time).

(b)           In addition to the Base Salary, Executive will be eligible to receive bonus compensation during the Employment Period for meeting certain annual financial and other performance targets established by the Board from time to time and payable in accordance with such terms and conditions as determined by the Board in its sole discretion (the “Annual Bonus”).  Executive’s target Annual Bonus would be up to 75% of Executive’s Base Salary.  Executive’s Annual Bonus will be paid on or prior to March 15th of the immediately succeeding year.

(c)           Concurrently with Executive’s commencement of employment with the Company, LBM Acquisition, LLC (“Parent”) will issue 0.25% of the “Override Units” of Parent (as defined in the Amended and Restated Limited Liability Company Agreement of Parent, dated as of August 20, 2015 (the “Parent LLC Agreement”)) to Executive, at a Benchmark Amount of $12 per unit, subject to the terms of the Parent LLC Agreement and such other documentation as required by Parent.

(d)           During the Employment Period, Executive shall be entitled to participate in all benefit programs for which comparable level employees of the Company and its Subsidiaries are generally eligible, including any health insurance, 401(k) plan, life insurance, disability insurance and D&O insurance offered by the Company.

(e)           During the Employment Period, the Company shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect, from time to time, with respect to travel, entertainment and other business expenses (including bar association and related professional fees), subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(f)            All amounts payable to the Executive as compensation hereunder shall be subject to all required and customary withholding by the Company.

4.             Certain Definitions.

For purposes of this Agreement, the following terms shall have the following meanings:

(a)           “Cause” means the Company’s good faith determination that the Executive has engaged in any of the following: (i) the conviction of, guilty or nolo contendere plea to, or confession of guilt of, a felony or other crime involving moral turpitude; (ii) the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers; (iii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace), the abuse of prescription drugs, or other repeated conduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute or economic harm; (iv) insubordination or substantial and repeated failure to perform duties as reasonably directed by the Board; (v) any act or omission aiding or abetting a competitor, supplier, or customer of the Company or any of its Subsidiaries to the material disadvantage or detriment of the Company or any of its Subsidiaries; (vi) the breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or affiliates; and/or (vii) any other material breach of a Company policy, this Agreement or any contractual or legal obligation to the Company.

(b)           “Disability” means the Executive’s inability to perform the essential duties, responsibilities and functions of the Executive’s position with the Company and its Subsidiaries as a result of any mental or physical disability or incapacity even with reasonable accommodations of such disability or incapacity provided by the Company and its Subsidiaries or if providing such accommodations would be unreasonable, all as determined by the Board in its reasonable good faith judgment.  The Executive shall cooperate in all respects with the Company if a question arises as to whether the Executive has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss the Executive’s condition with the Company).

(c)           “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (1) if a corporation, a majority of the economic interests or total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (2) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

(d)           “Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

5.             Term.

(a)           The Employment Period will continue until the earlier of:

(i)            Executive’s death or Disability;

(ii)           the termination by the Company without Cause;

(iii)          the termination by the Company with Cause

(iv)          resignation by Executive; and

(v)           the three year anniversary of the date of this Agreement (the “Initial Term”).

(b)           Following the Initial Term, the Employment Period will renew automatically for successive one-year terms, unless either party provides written notice of its intent to not renew this Agreement.  Notwithstanding anything contained in this Agreement to the contrary, Executive acknowledges and agrees that Executive’s employment with the Company is on an at-will basis and may be terminated at any time (subject to the rights granted to Executive pursuant to the terms of this Agreement).

(c)           If the Employment Period is terminated pursuant to Section 5(a)(ii), then subject to compliance with Section 5(d), from the date of termination for a period equal to six months thereafter (the “Severance Period”), then the Executive shall be entitled to (a) continue to receive her Base Salary through such date, payable periodically in the same amounts and at the same intervals as if the Employment Period had not ended and (b) a pro rata portion of her Annual Bonus (based on the number of days elapsed in such year), payable at the same time as if the Employment Period had not ended (such payments and amounts, the “Severance Payments”).  Subject to compliance with Section 5(d) below, all payments or benefits to be paid or provided pursuant to this Section 5(c) will be paid or provided on the 60th day following termination of the Employment Period, with any Base Salary continuation in respect of the portion of the Severance Period prior to the effective date of the Release (as defined below) being provided on the 60th day following termination of Employment Period (and any Base Salary continuation in respect of the portion of the Severance Period following the Release Effective Date payable in accordance with the Company’s payroll practices then in effect).  Other than as set forth in this Section 5(c), Executive will not be entitled to any other salary, compensation or benefits from the Company or any of its Subsidiaries or affiliates thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(d)           Conditions to Severance Payments.  To be eligible for Severance Payments, Executive must meet the following conditions:

(i)            Within thirty (30) days following termination, Executive must promptly sign and continue to honor an employment separation and release, in the form reasonably acceptable to the Company, of any and all claims against the Company, and all of the stockholders, executives, directors, managers, members, owners and agents of the Company and each of their affiliates and Subsidiaries, if any, that Executive may have arising out of Executive’s employment or separation of employment, but not including any claims Executive may have for indemnification, future claims as defined by the Older Workers Benefits Protection Act or right to any vested benefits (the “Release”);

(ii)           Executive shall provide resignations from all positions Executive holds with the Company or any of its Subsidiaries or affiliates;

(iii)          Executive’s compliance with this Section 5(d) (and the expiration of the seven-day revocation period required by the Older Workers Benefit Protection Act, or any similar mandatory revocation or waiting period, if applicable) shall be a condition to the Company’s obligation to make any Severance Payment under this Agreement; and

(iv)          Executive must comply with Executive’s continuing obligations under this Agreement and any similar agreements with the Company and its Subsidiaries.

(v)           Should Executive fail to comply with this Section 5(d), Executive shall receive no further compensation or benefits under this Agreement.

(e)           If the Employment Period is terminated for any reason other than pursuant to Section 5(a)(ii), the Executive shall only be entitled to receive the Base Salary through the date of termination and shall not be entitled to any other salary, compensation or benefits from the Company or any of its Subsidiaries or affiliates thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(f)            Except as otherwise expressly provided herein, all of the Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law.  To the greatest extent permitted by law, the Company may offset any amounts the Executive owes it or any of its Subsidiaries or affiliates against any amounts it or any of its Subsidiaries or affiliates owes the Executive hereunder.

(g)           In all cases of termination set forth above in Section 5(a), the Executive agrees to return to the Company or its Subsidiaries or affiliates, as applicable, any business equipment (including but not limited to credit cards, computers, printers, fax machines and telephones) that the Executive may have received from the Company or such Subsidiaries or affiliates for use during the Executive’s employment.

6.             Restrictive Covenants.

(a)           Executive recognizes and acknowledges that Executive has certain confidential and proprietary information and trade secrets of the Company including, without limitation, customer information, pricing information, financial plans, business plans, business concepts, supplier information, know-how and intellectual property and materials related thereto (the “Confidential Information”).  Executive agrees that Executive will not, directly or indirectly, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any Person for any reason or purpose whatsoever, except in connection with the carrying out of Executive’s duties as an employee of the Company, and as is required to be disclosed by an order or by applicable law.

(b)           Executive hereby acknowledges that Executive is familiar with the Company’s Confidential Information.  Executive acknowledges and agrees that the Company would be irreparably damaged if Executive were to provide services to any Person competing with the Company or engaged in a similar business and that such competition by Executive would result in a significant loss of goodwill by the Company and its Subsidiaries.  Therefore, Executive agrees that during the period commencing on the date hereof and ending on the 12-month anniversary of the date of termination of the Employment Period, Executive shall not directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, manager, employee, partner, equity holder, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any business, directly or indirectly, that is competitive with or provides any goods or services that are comparable to or substitutions for any goods or products provided by the Company or any of its Subsidiaries in any state where US LBM Holdings, LLC, the Company or any of their respective Subsidiaries or affiliates operates.

(c)           For so long as Executive has continuing obligations under Section 6(b) above, Executive shall not directly, or indirectly through another Person, (i) induce or attempt to induce any employee or consultant of the Company or any of its Subsidiaries to leave the employ or services of the Company or any of its Subsidiaries, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee or consultant thereof, (ii) hire any person who was an employee of the Company or any of its Subsidiaries at any time during the six (6) month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this Section 6(c)

that any such hiring within such six (6) month period is in violation of clause (i) above) or (iii) call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Company or its Subsidiaries in order to induce or attempt to induce such Person to cease doing business with, or reduce the amount of business conducted with, the Company or its Subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Company or its Subsidiaries.

(d)           For so long as Executive has continuing obligations under Section 6(b) above, Executive shall not, in any communications with the press or other media or any communications with any customer, client or supplier of the Company or any of its Subsidiaries criticize, ridicule or make any statement which disparages or is derogatory of the Company or any of its Subsidiaries or any of their respective directors, managers, or officers.  Executive shall not engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of the Company, or its past, present and future Subsidiaries, divisions, affiliates, successors, officers, directors, managers, attorneys, agents or employees.

(e)           If, at the time of enforcement of the covenants contained in this Section 6 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Executive has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company and its Subsidiaries.

(f)            If Executive breaches any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity: (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction (without posting a bond), it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and its Subsidiaries and that money damages would not provide an adequate remedy to Company and its Subsidiaries; and (ii) the right and remedy to require such Person to account for and pay over to the Company and its Subsidiaries any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants.  In the event of any breach or violation by Executive of any of the

Restrictive Covenants, the time period of such covenant with respect to such Person shall be tolled until such breach or violation is resolved.

7.             Inventions and Patents.

Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether above or jointly with others) while employed by the Company or any of its Subsidiaries, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such Subsidiary and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or such Subsidiary.

8.             Executive’s Representations.

Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

9.             Survival.

Sections 4 through 22 shall continue to be in full force following the expiration or termination of the Employment Period.

10.          Notices.

All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if delivered in writing in person or by telecopy (or similar electronic means with a copy following by nationally recognized overnight courier) or sent by nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by such party to the other parties.

Notices to the Executive:

Michelle Pollock
1906 N. Orchard Street,
Chicago, IL 60614

Notices to the Company:

US LBM Holdings, LLC
1990 Larsen Road
Green Bay, WI 54303
Fax Number:  (920) 482-5642
Attn:  L.T. Gibson

with a copy to:

Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, MI 48226
Facsimile No:  (313) 465-7393
Attn:  Michael D. DuBay

BlackEagle Partners, LLC
6905 Telegraph Road, Suite 205
Bloomfield Hills, MI 48301
Fax Number:  (313) 922-2934
Attn:  Jason Runco

Kelso & Company
320 Park Avenue, 24th Floor
New York, NY 10022
Fax:  (212) 223-2379
Attention:  James J. Connors, Esq.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

11.          Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.          Complete Agreement.

This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt all prior understandings, agreements or representations by the Company and Executive, written or oral, which may have related to the subject matter hereof in any way.

13.          No Strict Construction.

The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.          Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.  Facsimile counterpart signatures to this Agreement shall be binding and enforceable.

15.          Assignment.

Executive may not assign any of its rights or delegate any of Executive’s performance under this Agreement.  Any purported assignment of rights or delegation of performance in violation of this Section is void.

16.          Choice of Law.

All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

17.          Amendment and Waiver.

The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

18.          Insurance.

The Company may, at its discretion, apply for and procure in its own name and for its own benefit, and at its own cost and expense, life and/or disability insurance on Executive in any amount or amounts considered advisable.  Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.  Executive hereby represents that Executive has no reason to believe that Executive’s life is not insurable at rates now prevailing for healthy men or women, as applicable, of Executive’s age.

19.          Executive’s Cooperation

During the Employment Period, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).  In the event the Company requires Executive’s cooperation in accordance with this Section, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals, upon submission of receipts).

20.          Remedies.

Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages would not be an adequate remedy for Executive’s breach of any term or provision of this Agreement and that the Company in its sole discretion may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

21.          Third-Party Beneficiaries.

Nothing herein, expressed or implied, shall create or establish any third party beneficiary hereto nor confer upon any person not a party to this Agreement, any rights or remedies, including without limitation, any right to employment or continued employment for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

22.          409A Provision.

For purposes of this agreement the term “termination of employment” and similar terms relating to Executive’s termination of employment mean a “separation from service” as that term is defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder (“Section 409A”).  The Company and Executive intend that this agreement comply in form and operation with the requirements of Section 409A.  To the extent permitted by applicable Department of Treasury/Internal Revenue Service guidance, or law or regulation, the Company and Executive will take reasonable actions to reform this agreement or any actions taken pursuant to their operation of this agreement in order to comply with Section 409A.  All reimbursements under this agreement shall be made on or prior to the last day of the taxable year following the taxable year in which the expenses being reimbursed were incurred by Executive, any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.  Notwithstanding any other provision of this agreement, in no event shall the Company be liable for any additional tax, interest or penalty imposed upon or other detriment suffered by Executive under Section 409A or for any damages suffered by Executive for any failure of any provision of this agreement to be exempt from or to comply with Section 409A.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

Company:

US LBM Holdings, LLC

/s/ L.T. Gibson
By: L.T. Gibson
Title: President and Chief Executive Officer

Executive:

/s/ Michelle Pollock
Michelle Pollock

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT